EXHIBIT 23.2


                                 April 9, 2002


The Board of Directors
Techdyne, Inc.


         We consent to incorporation by reference in the registration statement on Form S-3 (No. 33-81270) of Techdyne, Inc. of our report dated March 9, 2001, relating to the consolidated balance sheets of Techdyne, Inc. and subsidiaries as of December 31, 2000, and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2000 and 1999. This report appears in the December 31, 2001 annual report on Form 10-K of Techdyne, Inc.


                                                     Wiss & Company